EXHIBIT 5

EXECUTION VERSION

GUARANTEE

This Guarantee, dated as of January 29, 2012 (this “Guarantee”), of Gores Capital Partners II, L.P., a Delaware limited partnership (the “Guarantor”), is in favor of The Pep Boys – Manny Moe & Jack, a Pennsylvania corporation (the “Company”).

WHEREAS, Auto Acquisition Company, LLC, a Delaware limited liability company (“Parent”), Auto Mergersub, Inc., a Pennsylvania corporation (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company with the Company as the surviving entity and Parent as the sole stockholder of the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Guarantor has agreed to guarantee the payment of the Parent Termination Fee (as such term is defined in the Merger Agreement) to the extent Parent is or becomes obligated to pay the Parent Termination Fee in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.  Defined Terms.  All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Merger Agreement.

2.  Guarantee.  The Guarantor unconditionally and irrevocably guarantees to the Company and its respective successors and permitted assigns under the Merger Agreement the due and punctual payment, if and when such payment may be due and owing, of an amount equal to 24.27% of the Parent Termination Fee.

3.  Nature of Guarantee.

(a)           This is an unconditional guarantee of payment and performance and not of collectability.  The liability of the Guarantor under this Guarantee shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional.  This Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship.  The obligations of the Guarantor hereunder shall be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor or Parent may have against the Company or any of its Affiliates.  No set-off, counterclaim, reduction, or diminution of any obligation or any defense of any kind or nature, which Parent or Merger Sub may have or assert against the Guarantor or which the Guarantor may have or assert against Parent or Merger Sub shall be available hereunder to the Guarantor against the Company.   The obligations, covenants, agreements, and duties of the Guarantor under this Guarantee shall be joint and several with Parent and shall remain in full force and effect until the amounts owing under the Merger Agreement have been paid in full or the Merger Agreement has terminated in accordance with its terms.

(b)           The Guarantor’s liability under this Guarantee is unconditional irrespective of (i) any amendment, modification, waiver or consent to departure from the terms of the Merger Agreement, (ii) any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or their assets or any resulting release or discharge of the Parent Termination Fee, (iii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against Parent, Merger Sub or the Company or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, and (iv) the existence of or reliance on any representation by Parent, Merger Sub or the Company that might otherwise constitute a defense available to, or a legal or equitable discharge of, Parent, Merger Sub or the Guarantor or any other guarantor or surety.

4.  Waivers.  The Guarantor waives notice of the Company’s acceptance of and reliance on this Guarantee and the Guarantor waives all other notices and demands whatsoever in connection with this Guarantee.  The Guarantor further waives any right it may have to (a) require the Company to proceed against or exhaust any right against Parent or Merger Sub or any other Person, or (b) require the Company to pursue any other remedy within its power and the Guarantor agrees that all of its obligations under this Guarantee are independent of the obligations of Parent or Merger Sub under the Merger Agreement and that a separate action may be brought against the Guarantor whether or not an action is commenced against Parent or Merger Sub under the Merger Agreement.  The Guarantor waives any defense arising by reason of any incapacity, disability, lack of authority or power, or other defense of Parent or Merger Sub, including any defense based on or arising out of the lack of validity or the unenforceability of this Guarantee or any agreement or instrument relating thereto.  The Guarantor also waives any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder; and any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

5.  Representations and Warranties.

(a)           The Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Guarantee and perform its obligations hereunder.

(b)           Parent is indirectly owned by the Guarantor.

(c)           The execution, delivery and performance of this Guarantee by the Guarantor is within the power of the Guarantor and has been and remains duly authorized by all necessary action.

(d)           The execution, delivery and performance of this Guarantee by the Guarantor does not and will not conflict with or violate the Guarantor’s governing documents or any law, judgment, order, decree or contractual restriction binding on the Guarantor.

(e)           All consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guarantee have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee, except as have been made as required prior to the date hereof.

(f)           This Guarantee has been duly executed and delivered by the Guarantor, and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

6.  Interpretation.  The headings of the section and other subdivisions of this Guarantee are inserted for convenience only and shall not be deemed to constitute a part hereof.

7.  Assignment.  Neither this Guarantee nor any rights, interests or obligation hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto.

8.  Severability.  If any provision of this Guarantee or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

9.  Notices.  All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

if to the Guarantor:

c/o The Gores Group, LLC
10877 Wilshire Boulevard
18th Floor
Los Angeles, CA 90024
Attn:           General Counsel
Fax:           (310) 443-2149

with copies (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP
300 S Grand Avenue
Suite 3200
Los Angeles, CA 90071
Attn:           Rick C. Madden, Esq.
Fax:           (213) 621-5379

if to the Company, to:

The Pep Boys – Manny, Moe & Jack
3111 Allegheny Ave
Philadelphia, PA 19132
Attn:           General Counsel
Fax:           (215) 430-4664

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius
1701 Market St.
Philadelphia, PA 19103
Attn:           James W. McKenzie, Jr., Esq.
Fax:           (215) 963-5001

10.  Entire Agreement; Amendments and Waiver.  This Guarantee and the Merger Agreement contain the entire understanding of the Company and the Guarantor with respect to the matters contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.  This Guarantee may be amended, superseded or canceled only by a written instrument duly executed by the Guarantor and the Company specifically stating that it amends, supersedes or cancels this Guarantee.  Any term of this Guarantee may be waived only in writing by the Company specifically stating that it waives a term or condition hereof.  No waiver by the Company of any one or more conditions or defaults by the other in performance of any of the provisions of this Guarantee shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.  Governing Law; Submission to Jurisdiction and Waivers; Enforcement Provisions.

(a)           THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Guarantee or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Federal court located in the Commonwealth of

Pennsylvania or any state court located in the Commonwealth of Pennsylvania and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, provided that the judgment of any such court may be enforced by any court of competent jurisdiction.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee, (a) any claim that it is not personally subject to the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts; and (d) any right to a trial by jury.

(c)           The Guarantor agrees to pay all reasonable and documented costs, expenses, and fees, including, without limitation, reasonable attorneys’ fees, incurred by the Company in enforcing or attempting to enforce this Guarantee.

(d)           The Guarantor agrees that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Company shall be entitled to an injunction or other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions of this Guarantee in any court identified in Section 11(b).

12.  Counterparts.  This Guarantee may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.  For purposes of this Guarantee, facsimile signatures shall be deemed originals.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Company as of the date first above written.

GORES CAPITAL PARTNERS II, L.P.

By: Gores Capital Advisors II, LLC
Its: General Partner

By: The Gores Group, LLC
Its: Manager

By:	/s/ Eric R. Hattler
Name:	Eric R. Hattler
Title:	Managing Director & General Counsel

Accepted and Acknowledged:

THE PEP BOYS – MANNY MOE & JACK

By:	/s/ Michael R. Odell
Name:	Michael R. Odell
Title:	President and Chief Executive Officer